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                                                                     EXHIBIT A25

                     THE NEW AMERICA HIGH INCOME FUND, INC.

                              ARTICLES OF AMENDMENT

     The New America High Income Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that the Articles Supplementary to the Corporation's Articles of Amendment and Restatement relating to the Corporation's Series C Auction Term Preferred Stock (the "ATP"), as heretofore amended, (the "Articles Supplementary") are hereby amended in the manner set forth below.

     FIRST: Part I of the Articles Supplementary is hereby amended by changing
Section 4(b) as follows:

          " (b) (i) Except as provided in Section 4(b)(ii) below, if the Corporation proposes to designate any Alternate Term Period, not fewer than three Business Days nor more than 30 days prior to the first day of such Alternate Term Period, notice shall be (A) made by press release and (B) communicated by the Corporation by telephonic or other means to the Auction Agent and confirmed in writing promptly thereafter. Each such notice shall state
(x) that the Corporation proposes to exercise its option to designate a succeeding Alternate Term Period, specifying the first and last days thereof and
(y) that the Corporation will by 3:00 p.m., New York City time, on the second Business Day next preceding the first day of such Alternate Term Period, notify the Auction Agent, who will promptly notify the Broker-Dealers, of either (X) its determination, subject to certain conditions, to proceed with such Alternate Term Period, subject to the terms of any Specific Redemption Provisions, or (Y) its determination not to proceed with such Alternate Term Period, in which latter event the succeeding Dividend Period shall be a Standard Term Period.

     No later than 3:00 p.m., New York City time, on the second Business Day next preceding the first day of any proposed Alternate Term Period, the Corporation shall deliver to the Auction Agent, who will promptly deliver to the Broker-Dealers and Existing Holders, either:

                    (i) a notice stating (A) that the Corporation has determined to designate the next succeeding Dividend Period as an Alternate Term Period, specifying the first and last days thereof and (B) the terms of any Specific Redemption Provisions; or

                    (ii) a notice stating that the Corporation has determined not to exercise its option to designate an Alternate Term Period.

If the Corporation fails to deliver either such notice with respect to any designation of any proposed Alternate Term Period to the Auction Agent or is unable to make the confirmation provided in clause (v) of Paragraph (a) of this
Section 4 by 3:00 p.m., New York City time, on the second Business Day next preceding the first day of such proposed Alternate Term Period, the Corporation shall be deemed to have delivered a notice to the Auction Agent with respect to such Dividend Period to the effect set forth in clause (ii) above, thereby resulting in a Standard Term Period.

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                    (ii) Notwithstanding the foregoing in Section 4(b)(i), the
          Corporation may designate the succeeding Dividend Period as an Alternate Term Period on the second business day next preceding the first day of such succeeding Dividend Period by giving notice as contemplated by clause (i) of the second paragraph of Section 4(b)(i) above and by issuing a press release containing the information in such notice.

If the Corporation is unable to make the confirmation provided in clause (v) of Paragraph (a) of this Section 4 by 3:00 p.m., New York City time, on the second Business Day next preceding the first day of such Alternate Term Period, the Corporation shall deliver a notice to the Auction Agent that the Corporation has been unable to make such confirmation and that such Dividend Period will be a Standard Term Period."

     SECOND: The board of directors of the Corporation has adopted a resolution in which was set forth the foregoing amendment to the charter declaring that said amendment to the charter was advisable and directing that it be submitted for action thereon at a meeting of the stockholders of the Corporation.

     THIRD: Notice setting forth the aforesaid amendment of the charter and stating that a purpose of the meeting of the stockholders would be to take action thereon, was given as required by law, to all stockholders of the Corporation entitled to vote thereon. The amendment of the charter of the Corporation as hereinabove set forth was approved by the stockholders of the Corporation at said meeting by the affirmative vote required by law and the Corporation's charter.

     FOURTH: These Articles shall be effective on the date the State Department of Assessments and Taxation of Maryland accepts the Articles for record.

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     IN WITNESS WHEREOF The New America High Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President (or its Vice President) and its corporate seal to be hereunto affixed and attested by its Secretary (or its Assistant Secretary) as of this 30th day of June, 2000.

     The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his or her knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

[Affix corporate seal]                      THE NEW AMERICA HIGH INCOME FUND,
                                            INC.


Attest:


/s/ Jackson B.R. Galloway                   By: /s/ Ellen E. Terry
------------------------------------------      --------------------------------
Jackson B.R. Galloway, Assistant Secretary      Ellen E. Terry, Vice President


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